Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Nos. 333-205043) on Form S-8 of Seven Starts Cloud Group, Inc. of our report dated August 14, 2017, relating to our audit of the consolidated financial statements of Wecast Services Group Limited and its Subsidiary; and Wide Angle Group Limited and its Subsidiary as of and for the year ended December 31, 2016, and 2015, respectively, included in this Current Report on Form 8-K/A.

/s/ GRANT THORNTON

Xiamen, China

August 14, 2017